Exhibit 5
Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 Tel 804-788-8200 Fax 804-788-8218
our File No: 22948.000001
December 22, 2005

Board of Directors
Chesapeake Corporation
James Center II
1021 East Cary Street
Richmond, Virginia 23219

Chesapeake Corporation
Registration Statement of Form S-8

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Corporation, a Virginia corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 1,750,000 shares of the Company's Common Stock, $1.00 par value per share (the "Shares"), to be offered pursuant to the Chesapeake Corporation 2005 Incentive Plan (the "Plan"). Each Share shall be accompanied by one Preferred Share Purchase Right (the "Rights") issued pursuant to the Rights Agreement, dated as of February 21, 2001, between the Company and Computershare Investor Services, LLC, successor to Harris Trust and Savings Bank, as rights agent (the "Rights Agreement").

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and the Rights Agreement and of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and further qualifications stated below, we are of the opinion that:

1. the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;

2. the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable; and

3. the Rights have been duly authorized and, when issued in tandem with the Shares in accordance with the Plan and the Rights Agreement, will be legally issued.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,

/s/ Hunton & Williams LLP
 Hunton & Williams LLP